Amendment No. 1

This Amendment effective July 15, 2011 amends and becomes a part of the Automatic Reinsurance Agreement (No. C-SWR0410T01) dated April 1, 2010 between AXA EQUITABLE LIFE INSURANCE COMPANY, MONY LIFE INSURANCE COMPANY and MONY LIFE INSURANCE COMPANY OF AMERICA (each company, severally and not jointly, referred to as the “CEDING COMPANY”) and SWISS RE LIFE & HEALTH AMERICA INC. (referred to as the “REINSURER”), as amended (“Agreement”).

To amend the Minimum Facultative Reinsurance Amount Schedule A is hereby replaced in its entirety and replaced with the attached Schedule A effective July 15, 2011.

This Amendment does not alter, amend or modify the Agreement other than as expressly set forth in the Amendment, and except as otherwise provided herein is subject to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, in duplicate, by their respective duly authorized officers.

	AXA EQUITABLE LIFE INSURANCE COMPANY		SWISS RE LIFE & HEALTH AMERICA INC.

On	Nov 15, 2011	On	Nov. 8, 2011

By:		By:
	Title Asst, Vice President		Title Vice President

On	11/16/11	On	November 8, 2011

By:		By:
	Title AVP & Actuary		Title Senior Vice President

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MONY LIFE INSURANCE COMPANY	MONY LIFE INSURANCE COMPANY OF AMERICA

On	Nov 15, 2011	On	Nov 15, 2011

By:		By:
	Title Asst, Vice President		Title Asst, Vice President

On	11/16/11	On	11/16/11

By:		By:
	Title AVP & Actuary		Title AVP & Actuary

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